Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of November 1, 2007 by and between Open Energy Corporation (the “Company”) and Christopher Gopal (“Gopal” or “Employee”) (individually, a “party” and together, the “parties”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

Position and Responsibilities.

1.             Employment. Employee will begin employment with the Company on November 1, 2007, as Executive Vice President, World Wide Operations. Employee reports directly to the President and COO of the Company. Employee shall have the powers and duties commensurate with such position. Employee’s precise responsibilities and job description are subject to change at any time in the sole and absolute discretion of the Company.

2.             Outside Activities. Employee shall devote his best efforts and substantially all of his business time and attention to the business of the Company and performance of the services customarily incident to such office and to such other services as the CEO or board of directors my reasonably request. During his employment, Employee shall not, without Employer’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement. However, subject to Employer’s approval, Employee will be permitted to serve on a maximum of two Boards of Directors, with their attendant duties and compensation; these Directorships have not been identified or determined as of this date.

3.             At Will Employment. Employee will be employed on an at-will basis. Either Employee or Company may terminate the Employment at any time, with or without cause. The Company also retains the right to transfer, demote, suspend or administer discipline with or without cause and with or without notice, at any time. The at-will nature of the employment relationship may only be modified in a writing signed by Employee and the Company’s CEO. Notwithstanding the foregoing, if Employee is terminated without cause, he shall receive twelve months continuation of salary and benefits.

Compensation

4.             Base Annual Salary. The Company shall pay to Employee an initial base salary at an annual rate of two hundred thousand dollars ($200,000) in accordance with the Company’s customary payroll practices.

5.             Bonuses. Employee will be entitled to participate in a fiscal 2007-08 Incentive plan to be designed and approved by the Compensation Committee of the Board of Directors. In the absence of a fiscal 2007-08 Incentive Plan, the Company and Employee will define a fiscal 2008 performance target to be mutually agreed by December 31, 2007. The amount of the bonus will be based on the attainment of a fiscal 2007-08 performance target and based on the performance of the Company and the Employee. Additionally the Employee will be entitled to participate in future fiscal year incentive plans with performance conditions to be agreed.

6.             Equity Compensation. The Company shall grant an initial 1,200,000 options under the terms of the 2006 Equity Compensation Plan which shall vest 180,000 on November 1, 2007 and 85,000 at the end of each calendar quarter for twelve quarters beginning December 31, 2007 and ending September 30, 2010. On October 1, 2008, provided that Employee is actively employed under this Agreement and his employment has not been terminated prior to that date, the Company shall grant additional equity compensation to Employee under the terms of the 2006 Equity Compensation Plan or any comparable equity compensation plan which may then be in effect which shall provide the benefit of the equivalent of 1,800,000 shares of the Company’s common stock as of the date of this Agreement, vesting one twelfth at the end of each calendar quarter for twelve quarters beginning December 31, 2008 and ending September 30, 2011.

7.             Withholdings. All compensation and benefits to Employee hereunder shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Expense Allowances and Fringe Benefits.

8.             Fringe Benefits. During his employment, Employee shall be eligible to receive and participate in all standard fringe benefits generally made available to other executive employees when and as he becomes eligible for them, as such benefits may be determined, changed, or rescinded from time to time by the Company

9.             Vacation Accrual. Employee shall be eligible to accrue paid vacation each year from the date of employment in accordance with the Company policy. The vacation accrual will initially be at the rate of four weeks per annum and be subject to a maximum accrual, or cap, of five (5) weeks.

10.           Expense Reimbursement. The Company shall reimburse Employee for any and all expenses reasonably incurred by the Employee in the course and scope of Employee’s duties and which are substantiated in accordance with Company’s reasonable policies and procedures. Air travel to other countries shall be business class.

11.           IRC Section 409A. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the regulations and guidance promulgated thereunder, (i) the provisions of this Agreement shall be interpreted in a manner to comply in good faith with Section 409A of the Code, and (ii) the parties hereto agree to amend this Agreement, if necessary, for the purposes of complying with Section 409A of the Code promptly upon issuance of any regulations or guidance thereunder; provided that any such amendment shall not materially change the present value of the benefits payable to Employee hereunder or otherwise materially and adversely affect Employee, or the Company or any of the Related Entities, without the written consent of Employee or the Company, as the case may be.

Confidentiality, Intellectual Property and Company Policies

12.           Confidentiality.

(a)           In addition to his duty to preserve information protected by the attorney client privilege and the work product doctrine, Employee shall not, during the term of this Agreement or at any time thereafter, impart to anyone or use any Confidential Information or Employee may acquire in the performance of Employee’s duties, except as required by law. Employee will hold in complete confidence and not disclose, produce, publish, permit access to, or reveal any information and material which is proprietary to Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained by Employee, which relates to Company’s business activities (“Confidential Information”). Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of Employee or any of its agents or employees.

(b)           Employee shall take all reasonable measures necessary to protect the confidentiality of the Confidential Information and to avoid disclosure or use of the Confidential Information, except as permitted herein, including the highest degree of care that Employee utilizes to protect Employee’s own confidential information. Employee shall promptly notify Company in writing of any disclosure, misuse or misappropriation of Confidential Information which may come to Employee’s attention.

(c)           Disclosure of Confidential Information is not precluded if such disclosure is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided that Employee will first give notice to Company and make a reasonable effort to obtain a protective order requiring that the Confidential Information be disclosed only for limited purposes for which the order was issued.

(d)           Employee shall not disclose the Confidential Information to any third party without first obtaining Company’s written consent and shall disclose the Confidential Information only to its own employees having a need to know. Employee shall promptly notify Company of any items of Confidential Information prematurely disclosed.

(e)           Employee agrees that Company’s Confidential Information has been developed or obtained by the investment of significant time, effort and expense and provides Company with a significant competitive advantage in its business. If Employee fails to comply with any obligations hereunder, Employee agrees that Company will suffer immediate, irreparable harm for which monetary damages will provide inadequate compensation. Accordingly, Employee agrees that Company will be entitled, in addition to any other remedies available to it, at law or in equity, to immediate injunctive relief to specifically enforce the terms of this Agreement.

(f)            The obligations set forth in this Paragraph 12 and its subparagraphs shall survive expiration or termination of this Agreement.

13.           No Solicitation. Employee agrees that during Employee’s employment and for a one year period after the termination of said employment, Employee will not solicit for hire any current employees of the Company.

14.           Assignment of Inventions. Employee agrees that during the Term that all inventions that are developed using equipment, supplies, facilities or trade secrets of the Company, or result from work performed by Employee for the Company (collectively “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

15.           Assignment of Intellectual Property Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Invention, and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Assigned Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Assigned Invention, even after expiration or termination of this Agreement. For the purposes of this Agreement, “Moral Rights” mean any rights to claim authorship of an Assigned Invention to object to or prevent the modification of any Assigned Invention, or to withdraw from circulation or control the publication or distribution of any Assigned Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

16.           Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee during the Term are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

17.           Return of Materials. On termination of the Employee’s employment for any reason whatsoever, the Employee agrees to deliver promptly to the Company all files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists of any nature whatsoever pertaining to the business of the Corporation and its affiliates and subsidiaries in the possession of the Employee or directly or indirectly under the control of the Employee and not to make for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation and its affiliates and subsidiaries.

18.           Human Resources Policy and Procedures. Employee agrees to review and abide by personnel policies as well as any Employee Handbook issued by Company. Employee understands that Company has the right to modify or rescind any policies and procedures for any reason and without notice, except the policy regarding at-will employment.

General Provisions.

19.           Governing Law and Forum. This Agreement shall be governed in accordance with the laws of the State of California. Any disputes arising out of Employee’s employment or this Agreement shall be brought in San Diego County, California.

20.           Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in anyway.

21.           Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements, communications, understandings, documents or rules, either oral or in writing, between the parties for the employment of Employee, and contain all of the covenants and agreements between the parties for such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which is not embodied in this Agreement. Any modification of this Agreement will be effective only if in writing signed by Employee and Company’s President.

OPEN ENERGY CORPORATION		Employee

By:	/s/ David P. Saltman	/s/ Christopher Gopal
	David P. Saltman	Christopher Gopal
Its:	Chairman